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                                                                     EXHIBIT 8.5

                                 ALSTON&BIRD LLP

                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-4777
                                 www.alston.com




                                October 14, 1999




Healtheon Corporation
650 Page Mill Road
Palo Alto, California 94304-1050

     Re: Proposed Merger Involving Healtheon Corporation and Greenberg News Networks, Inc.

Ladies and Gentlemen:


     We have served as special counsel to Healtheon Corporation, a Delaware corporation ("Healtheon"), in connection with the merger (the "Merger") of a wholly owned subsidiary of Healtheon ("Merger Sub"), with and into Greenberg News Networks Inc., a Delaware corporation ("Medcast"). The Merger will take place pursuant to the Agreement and Plan of Merger, by and among Healtheon, WebMD, Inc., a Georgia corporation, Healtheon/WebMD Corporation, a Delaware corporation, Merger Sub, and Medcast, dated as of June 30, 1999 and amended as of October 6, 1999, under Section 13.6 of which agreement Healtheon/WebMD Corporation assigned all of its rights and obligations under such agreement to Healtheon (the "Agreement"). In our capacity as special counsel to Healtheon, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.


     Pursuant to the Merger, and as more fully described in the Agreement, at the Effective Time, the shares of Medcast Stock issued and outstanding at the Effective Time shall be exchanged for shares of Healtheon Common Stock. As a result of the Merger, shareholders of Medcast shall become shareholders of Healtheon. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

     In rendering the opinions expressed herein, we have examined such documents as we deemed appropriate, including (i) the Agreement and (ii) the Registration Statement on Form S-4 filed by Healtheon with the Securities and Exchange Commission under the

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Healtheon Corporation
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Securities Act of 1933, on the date hereof, including the Proxy
Statement/Prospectus constituting part thereof (together the "Registration Statement"). Further, we have assumed with the consent of Healtheon and Medcast, that the Agreement and the Registration Statement accurately and completely describe the Merger and that the Merger will be consummated in accordance with the Agreement and as described in the Registration Statement.

     In rendering the opinions expressed herein, we have relied, with the consent of Healtheon and Medcast, upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of Healtheon and Medcast to us dated as of the date hereof (together, the "Certificates"), which we have assumed are complete and accurate as of the date hereof and will be complete and accurate as of the Effective Time.

     Based on the foregoing, we are of the opinion that, under presently applicable federal income tax law:

     (1)  The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code.

     (2) No gain or loss will be recognized by Merger Sub on the transfer of its assets and liabilities to Medcast pursuant to the Merger.

     (3) No gain or loss will be recognized by Healtheon on the issuance of shares of Healtheon Common Stock pursuant to the Merger.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. The federal income tax consequences described herein may not apply to certain shareholders of Medcast with special situations, including, without limitation, shareholders who hold their Medcast Stock other than as a capital asset, who received their Medcast Stock upon the exercise of employee stock options or otherwise as compensation, who hold their Medcast Stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, or are foreign persons, insurance companies, or securities dealers.

     In addition, our opinions are based solely on the documents that we have examined, and the factual statements and factual representations set out in the Certificates, which we have assumed are true on the date hereof, and will be true at the Effective Time. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in such documents or any of the factual

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Healtheon Corporation
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statements or factual representations set out in the Certificates is, or later becomes, inaccurate. Our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger, or the consequences of the Merger under state, local or foreign law. Our opinions also do not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with the Merger, whether or not any such transactions are undertaken in connection with the Merger. These opinions are provided solely for the benefit and use of Healtheon. No other party or person is entitled to rely on the opinions.

     We hereby consent to the use of this opinion and to the references made to Alston & Bird LLP in the Registration Statement under the caption "THE MEDCAST REORGANIZATION - Materials U.S. Federal income tax considerations of the Medcast reorganization - Tax implications for MedCast and Medcast Stockholders" and to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        ALSTON & BIRD LLP


                                        By: /s/  Pinney L. Allen
                                           ------------------------
                                           Pinney L. Allen, Partner

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